SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 18, 2001


                           The Sagemark Companies Ltd.
             (Exact name of Registrant as Specified in its Charter)

          New York                    0-4186                   13-1948169
(State or other jurisdiction       (Commission               (IRS Employer
      of incorporation)              File No.)             Identification No.)


              1285 Avenue of the Americas, New York, New York 10019
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (212) 554-4219

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Item 2.   Acquisition or Disposition of Assets

      The Registrant entered into a Purchase Agreement with Technology Acquisitions Ltd. ("TAL") on September 18, 2001 (the "Purchase Agreement"), pursuant to which the Registrant agreed to transfer to TAL, subject to the terms and conditions set forth in the Purchase Agreement, an approximate 27% limited partnership interest in Sagemark Capital L.P. owned by it (the "Partnership") in exchange for the 266,667 shares of the Registrant's common stock owned by TAL (the "TAL Shares"). If such exchange is consummated, the Registrant will still own an approximate 34.5% limited partnership interest in the Partnership (the "Remaining Limited Partnership Interest").

      The Registrant obtained its 61.5% limited partnership interest in calendar year 2000 in consideration of an investment of an aggregate of $4,587,145 in the Partnership and a commitment to invest an additional $331,155 in the Partnership. The Partnership is a Small Business Investment Company licensed by the Small Business Administration ("SBA") under the Small Business Investment Company Act of 1958, as amended. TAL acquired the TAL Shares in April 1999 for an aggregate purchase price of approximately $2 million.

      If and to the extent that the Partnership has not purchased any portion of the Remaining Limited Partnership Interest pursuant to its obligation to do so as described below, the Purchase Agreement also provides for an exclusive non-assignable option in favor of TAL pursuant to which TAL has the right to acquire the Registrant's Remaining Limited Partnership Interest during a period expiring on December 31, 2001 for a cash purchase price of $2.6 million. Additionally, the Partnership has agreed to purchase the Remaining Limited Partnership Interest for a total purchase price of $2.6 million with and to the extent it receives any proceeds from the sale of its debt or equity securities during a period expiring on September 30, 2002 from certain specified investors including Frank DeLape and Benchmark Equity Group, Inc., an entity in which Mr. DeLape is Chairman of the Board and Chief Executive Officer. Mr. DeLape is also an officer and shareholder of TAL, a former member of the Board of Directors of the Registrant and a general partner of Sagemark Management LLC ("SML"), the General Partner of the Partnership.

      As previously reported, the Registrant sold to Gemini VII, Inc. ("Gemini") the shares of capital stock of Gavelnet, Inc. ("Gavelnet") and Jewelers Edge, Inc. ("Jewelers Edge") owned by the Registrant for a purchase price of $3.5 million. Gemini issued its nine year, contingent, non-interest bearing, non-negotiable promissory note in the principal amount of $3.5 million (the "Note") to the Registrant in payment of the purchase price for such shares. The
Note is payable solely from certain future net distributions, if any, that the Partnership may make to SML pursuant to SML's 1% interest in the Partnership and any net sales proceeds, if any, that may be received by Gemini from any sale of the shares of capital stock of Gavelnet or Jewelers Edge owned by Gemini, in each case prior to November 30, 2009. The Note is otherwise non-recourse. As also previously reported, the Note is guaranteed by Frank DeLape and Richard Young (a former officer and director of the Registrant) pursuant to a Guaranty dated November

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17, 2000 (the "Guaranty"). The Guaranty is only a guaranty to the extent that either of such individuals receives sums from SML which are based on distributions SML receives from the Partnership, or receives proceeds from any sale by Gemini of the shares of capital stock of Gavelnet or Jewelers Edge. Frank DeLape is an officer of Gemini. To date, SML has not received any distributions from the Partnership and, accordingly, no payments have been made under the Note. Gavelnet is currently in bankruptcy and Jewelers Edge is currently contemplating the filing of a petition in bankruptcy.

      Pursuant to a separate agreement between the Registrant, Gemini, and Messrs. DeLape and Young dated September 18, 2001 (the "Gemini Agreement"), and in further consideration of the Agreement by TAL to transfer the TAL Shares to the Registrant pursuant to the Purchase Agreement, the Registrant agreed, subject to and simultaneous with the Closing under the Purchase Agreement, to cancel the Note and the Guaranty.

      The consummation of the transactions contemplated by the Purchase Agreement (the "Closing") is subject to the satisfaction of certain conditions specified in the Purchase Agreement, among which is the consent of the SBA to such transactions (the "SBA Consent"). The Purchase Agreement provides for the Closing to occur on the earlier of November 30, 2001 or the date on which any such SBA Consent is obtained (subject to extension to February 28, 2002 if such consent has not been obtained by November 30, 2001).

      Item 7.   Financial Statements, Pro-Forma Financial Information and
Exhibits.

      (c)   Exhibits

      99.1 Form of Purchase Agreement dated as of September 18, 2001 by and between The Sagemark Companies Ltd. and Technology Acquisitions Ltd.

      99.2 Form of Satisfaction and Release dated September 18, 2001 between Gemini VII, Inc., The Sagemark Companies Ltd., Frank DeLape and Richard Young.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   THE SAGEMARK COMPANIES LTD.


                                   By: /s/ Theodore B. Shapiro
                                       ----------------------------------------
                                       Theodore B. Shapiro, President and Chief
                                       Executive Officer

Date: October 3, 2001